AMENDMENT NO. 2 TO

LOAN PARTICIPATION AGREEMENT

DATED DECEMBER 30, 2009

THIS AMENDMENT NO. 2 to Loan Participation Agreement is made and entered into this 20th  day of December, 2012, by and among GLOBAL CASINOS, INC. a Utah corporation ("Global"); and PETER BLOOMQUIST (“Bloomquist”) and CASINOS U.S.A., INC., a Colorado corporation (“Casinos”).

WITNESETH:

WHEREAS, the parties executed and delivered a certain Loan Participation Agreement dated as of December 30, 2009, as amended by Amendment No. 1 dated February 12, 2010 (the “Agreement”); and

WHEREAS, the parties desire to modify and amend certain provisions of the Agreement in the particulars herein below set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained the parties agree as follows:

1.

Paragraph 1(a) shall be amended, in its entirety, to read as follows:

“1(a).

Note Modification.   Effective as of the date of this Agreement, the parties agree that the terms of the Note shall be modified as follows:

a.

Maturity Date:  The maturity date of the Note is December 31, 2015.

b.

Interest:

The outstanding principal balance due under the Note shall accrue interest at the default rate of 24% per annum as to the Global Interest and at the rate of 13% per annum as to the Bloomquist Interest.

c.

Payments:

Monthly payments of principal and interest on the Bloomquist Interest in the amount of $264.79 shall be due and payable on or before the first day of each month until December 31, 2015 when  a balloon payment of $3,237.42 shall be due and payable..

d.

Collateral.   Borrower hereby acknowledges and agrees that the Property and all Collateral pledged to Participants as security for the Loan shall continue to secure the Loan in the same priority position and is not changed or altered in any way by this Modification.”

2.

Unless otherwise defined herein, all capitalized terms shall have the meanings set forth in the Agreement.

3.

This Amendment may not be construed to amend the Agreement in any way except as expressly set forth herein.  The execution and delivery of this Amendment does not constitute and this Amendment may not be construed to constitute a waiver by any party of:

a.

Any breach of the Agreement by any party, whether or not such breach is now existing or currently known or unknown to the non-breaching party or parties; or,

b.

Any right or remedy arising from or available to a party by reason of a breach of the Agreement by any other parties.

4.

The parties hereby confirm that the Agreement, as amended by this Amendment, is in full force and effect.  In the event of any conflict or inconsistency between the provisions of this Amendment and the provisions of the Agreement, the provisions of this Amendment shall control.

5.

Unless otherwise defined herein, all capitalized terms shall have the meanings set forth in the Agreement.

IN WITNESS WHEREOF, the parties have signed the Agreement the date and year first above written.

GLOBAL CASINOS, INC.

a Utah corporation

By:

/s/ Clifford L. Neuman

Clifford L. Neuman, President

/s/ Peter Bloomquist

Peter Bloomquist

CASINOS U.S.A., INC.

A Colorado corporation

By:

/s/ Doug James

2